CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K, of our independent auditor’s report dated April 13, 2023, with respect to the audited balance sheet of XIV-I Invest 1, LLC as of December 31, 2022 and the related statements of operations, changes in member’s equity, cash flows and related notes to the financial statements for the period from February 7, 2022 (inception) through December 31, 2022.

Very truly yours,

McNamara and ASSOCIATES, PLLC

/s/ McNamara and Associates, PLLC

Margate, Florida

May 1, 2023